Exhibit 99.1

FOR IMMEDIATE RELEASE

CSI Compressco LP Announces Quarterly Distribution and Schedule for Fourth Quarter and Full Year 2019 Earnings Release Conference Call and Webcast

THE WOODLANDS, Texas, January 21, 2020 /PRNewswire/ -- CSI Compressco LP ("CSI Compressco") (NASDAQ: CCLP) announced today that the board of directors of its general partner has declared a cash distribution attributable to the quarter ended December 31, 2019 of $0.01 per outstanding common unit, or $0.04 per outstanding common unit on an annualized basis. This cash distribution will be paid on February 14, 2020 to all common unitholders of record as of the close of business on February 1, 2020.

CSI Compressco expects to release its fourth quarter and full year 2019 results before the opening of the market on Wednesday, February 26, 2020.  Following the release, CSI Compressco will host a conference call at 10:30 a.m. Eastern Time to discuss the results.  CSI Compressco invites you to listen to the conference call by calling the toll free number 1-866-374-8397. The conference call will also be available by live audio webcast and may be accessed through CSI Compressco's website at www.csicompressco.com. The news release will be available on CSI Compressco's website prior to the conference call.  An audio replay of the conference call will be available at 1-877-344-7529, conference number 10138611 for one week following the conference call and the archived webcast will be available through CSI Compressco's website for thirty days following the conference call.

About CSI Compressco

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage.  CSI Compressco's compression and related services business includes a fleet of more than 5,200 compressor packages providing approximately 1.16 million in aggregate horsepower, utilizing a full spectrum of low, mid and high horsepower engines.  CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression and related services in Mexico.  CSI Compressco's equipment sales business includes the fabrication and sale of standard compressor packages and custom-designed compressor packages designed and fabricated primarily at our facility in Midland, Texas.  CSI Compressco's aftermarket business provides compressor package reconfiguration and maintenance services, as well as the sale of compressor package parts and components manufactured by third-party suppliers.  CSI Compressco's customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina.  CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

This news release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). CSI Compressco's distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate.  Nominees are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

SOURCE CSI Compressco LP

For further information: Elijio Serrano, CFO, CSI Compressco LP., The Woodlands, Texas, Phone: 281.367.1983, www.csicompressco.com